CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                            U.S. ENERGY SYSTEMS, INC.

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

                      ------------------------------------


         U.S. Energy Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the Business Corporation Law at a meeting duly called and held on [ ], [ ]:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates, from the class of the Corporation's authorized preferred stock, par value $.01 per share (the "Preferred Stock"), a Series C Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding and no increase shall increase the number of shares of Series C Preferred Stock above the total number of authorized shares of Preferred Stock.

         Section 2. Rank. The Series C Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary: (i) senior to all of the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series C Preferred Stock (collectively, with the Common Stock, "Junior Securities" or "Junior Stock");
(iii) on parity with the Corporation's Series A Convertible Preferred Stock, par

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value $.01 per share (the "Series A Preferred Stock");  (iv) senior to the
Corporation's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock); (v) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series C Preferred Stock; and (vi) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (collectively, with the Series A Preferred Stock, "Parity Securities" or "Parity Stock").

         Section 3.        Dividends.

                  (a) The holders of the Series C Preferred Stock shall be entitled to receive out of funds of the Corporation legally available for payment, cash dividends, payable quarterly in arrears, at the rate of $2.70 per share of Series C Preferred Stock per annum; provided, however, that such dividend rate shall be reduced to the rate of $1.80 per annum effective immediately upon satisfaction or waiver of all conditions to the effectiveness of the Amended and Restated Plan of Recapitalization dated as of July 31, 2000 by and between the Corporation, Lawrence I. Schneider, Henry Schneider, and Energy Systems Investors, L.L.C., as amended from time to time (the "Plan of Recapitalizatio"n; the date on which all such conditions have been waived or satisfied is referred to herein as the "Plan of Recapitalization Effective Date"). Dividends on the Series C Preferred Stock shall be cumulative and shall accrue from the date of issuance or thereafter, from the most recent date on which dividends were payable, and shall be payable quarterly on April 30, July 31, October 31 and January 31 of each year (each a "Dividend Payment Date"), commencing with a pro-rata dividend on the first Dividend Payment Date after the initial issuance of the Series C Preferred Stock, provided, however, that if any such day is not a Business Day (as defined), the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on such record date, not more than 30 calendar days and not less than 10 calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each of such dates a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include the 1st day of February, May, August and November of each year and shall end on and include the day next preceding the next following Dividend Payment Date. The term "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks in New York are authorized or obligated to close their regular banking business.

                  (b) No dividends shall be declared or paid or set apart for payment on any Common Stock, Parity Stock or Junior Stock during any calendar quarter unless full dividends on the Series C Preferred Stock for all Dividend Periods ending prior to or during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other Parity Stock, dividends upon the Series C Preferred Stock and dividends on such other Parity Stock payable during such

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calendar quarter shall be declared pro rata so that the amount of such dividends so payable per share on the Series C Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends on the shares of Series C Preferred Stock and full dividends, if any, on shares of such other Parity Stock, bear to each other. If full dividends on the Series C Preferred Stock have not been declared and paid or set apart for payment, no dividend or distribution, other than in shares of capital stock ranking junior to the Series C Preferred Stock as to dividends and liquidation preference, may be declared, set aside or paid on any shares of Junior Stock. So long as any Series C Preferred Stock is outstanding, the Corporation may not, without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock), and may not, directly or indirectly, repurchase, redeem or otherwise acquire (except by conversion into or exchange for Junior Stock) any shares of any class or series of Junior Stock or warrants, calls, options or other rights to acquire capital stock of the Corporation or other security exercisable or exchangeable into capital stock of the Corporation other than the acquisition, redemption or repurchase of the Corporation=s 9% Convertible Secured Subordinated Debentures, the Redeemable Common Stock Purchase Warrants and the Series C Redeemable Common Stock Purchase Warrants, consistent with the terms of such securities, as applicable, if any, or as permitted or required by the Stockholders Agreement by and among USE Acquisition Corp., the Corporation and CSI Energy Solutions, as amended from time to time. Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends provided for herein. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series C Preferred Stock which may be in arrears. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposit of any funds in a bank or trust company in a separate deposit account maintained for the benefit of the holders of the Series C Preferred Stock.

         Section 4.        Voting Rights.

                  (a) Each share of Series C Preferred Stock shall be entitled to a number of votes in any vote brought before the holders of the Common Stock of the Corporation equal to $30.00 divided by the Conversion Price determined as of the record date of such vote of stockholders. Holders of shares of Series C Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's bylaws and applicable law.

                  (b) To the extent that under Delaware law the vote of the holders of shares of Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock shall constitute the approval of such action by the class.

         Section 5.        Conversion.  Subject to and upon compliance with this
Section 5, the holders of shares of Series C Preferred Stock shall have conversion rights as follows:

                  (A) Optional Conversion. Each holder of a share of Series C Preferred Stock shall have the right, at any time, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, to convert such share of Series C Preferred Stock into that number of fully paid and nonassessable shares of Common Stock equal to $30.00 divided by the Conversion Price.
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                  (B)  Mechanics of  Conversion.  In order to convert  shares of
Series C Preferred Stock into shares of Common Stock, the holder of shares of Series C Preferred Stock shall (i) fax or otherwise deliver a fully executed notice of conversion (in such form as the Corporation may reasonably require ) ("Notice of Conversion") to the Corporation at its principal office and to the transfer agent for the Series C Preferred Stock, that such holder elects to convert his shares of Series C Preferred Stock, which notice shall specify the number of shares of Series C Preferred Stock to be converted and shall contain the Conversion Price (together with a copy of the first page of each certificate to be converted) prior to 5:00 p.m., Eastern Time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and
(ii) surrender the original certificate or certificates for the shares of Series C Preferred Stock to be converted, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or two-day courier, to the principal office of the Corporation or the office of the transfer agent for the Series C Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred Stock are delivered to the Corporation or its transfer agent as provided above. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any certificate representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of any certificate representing shares of Series C Preferred Stock, if mutilated, the Corporation shall execute and deliver a new certificate of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional share to which the holder of shares of Series C Preferred Stock would otherwise be entitled, the Corporation shall pay cash to such holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In the case of a dispute as to the calculation of the Conversion Price, the Corporation's calculation shall be deemed conclusive absent manifest error.

         The Corporation shall use all reasonable efforts to issue and deliver within seven (7) business days after delivery to the Corporation of the certificates representing the shares of Series C Preferred Stock to be converted, or after such agreement and indemnification, to such holder of Series C Preferred Stock at the address of the holder on the books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is delivered to and received by the Corporation before 5:00 p.m., Eastern Time, on the Date of Conversion, and (ii) that the original stock certificates representing the shares of Series C Preferred Stock to be converted are received by the Corporation or the transfer agent within two (2) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original certificates representing the shares of Series C Preferred Stock to be converted are not received by the Corporation or the transfer agent within two (2) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Corporation or its transfer agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Corporation's option, may be declared null and void.

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

         Following any conversion of shares of Series C Preferred Stock, such share of Series C Preferred Stock shall no longer be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except for the right to receive Common Stock.

                  (C) Forced Conversion. At the option of the Corporation at any time after the Measurement Date (as defined below), and provided further that the average of the last reported sales prices for the Common Stock for the thirty (30) day period ending not more than ten days prior to the date of the giving of the Forced Conversion Notice (as defined) is greater than 120% of the Conversion Price then in effect, the Corporation may, by giving notice to the holders of shares of Series C Preferred Stock (the "Forced Conversion Notice"), convert each of the shares of Series C Preferred Stock held by such holder into the number of shares of the Common Stock equal to $30.00 divided by the Conversion Price then in effect, plus accrued and unpaid dividends (whether or not declared) for all periods prior to such conversion date. Such conversion shall be effective as of the date the Forced Conversion Notice is given by the Corporation and the holders of the Series C Preferred Stock shall promptly surrender their certificates evidencing their ownership of Series C Preferred Stock for Common Stock certificates.

                  (D) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 6.        Conversion Price.

                  (a) The "Conversion Price" per share of the Series C Preferred Stock shall, subject to adjustment as provided herein, be $6.00; provided however, that if, the average of the last reported sales prices of the Common Stock for the thirty (30) consecutive trading days ending on the Measurement Date is (x) less than $4.80, then the Conversion Price shall, effective as of the first Business Day following the Measurement Date, be reduced to $5.00. The term AMeasurement Date@ shall mean the 900th day following the Effective Date (as such term is defined in the Agreement and Plan of Reorganization and Merger dated as of November 28, 2000 by and among the Corporation, USE Acquisition Corp., and Zahren Alternative Power Corporation (the "Merger Agreement")); provided, however, that if such day is not a Business Day then the next preceding day which is a Business Day.
Upon conversion, all accrued but unpaid dividends shall be paid in cash.

                  (b) If, prior to the conversion of all outstanding shares of Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased.

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

                  (c) If, prior to the conversion of all outstanding shares of Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (collectively, a ATransaction@), as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then each share of Series C Preferred Stock shall after the date of such Transaction be convertible into the number of shares of stock and/or securities to which the Common Stock issuable at the time of such Transaction upon conversion of such share of Series C Preferred Stock would have been entitled upon such Transaction; and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon conversion of shares of Series C Preferred Stock. The Corporation shall not effect any transaction described in this subsection 5(c) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series C Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series C Preferred Stock may be entitled to purchase.

                  (d) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (i)      If  and  whenever after  the date hereof the
Corporation shall issue or sell any shares of its Common Stock (other than Excluded Stock (as defined)) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing
Conversion   Price,   and  (y)  the consideration,  if  any received  by  the
Corporation upon such issue or sale by (B) the total number of shares of Common Stock outstanding immediately after such issue or sale. In case any shares of Common Stock shall be issued or sold for cash, th consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

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                           (ii) In case at any time  after the date  hereof  the
Corporation shall in any manner grant (other than Excluded Stock, including Options (as defined) or Convertible Securities (as defined) to acquire Excluded Stock) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock ("Options") or any stock or securities convertible into or exchangeable for Common Stock (Convertible Securities) whether or not such Options or Convertible Securities are immediately exercisable or convertible, and the exercise price per share of such Options or the conversion price per share of such Convertible Securities shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options or Convertible Securities, then the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the then existing Conversion Price, and
(y) the aggregate exercise price or conversion price to be received by the Corporation upon the exercise or conversion of the Options or Convertible Securities, as applicable, by (B) the total number of shares of Common Stock outstanding immediately after the issuance of Options or Convertible Securities, assuming the exercise of such Options or the conversion of such Convertible Securities.

                           (iii)    Excluded Stock.  "Excluded Stock" shall mean
shares of Common Stock (A) issued or issuable upon exercise or conversion of options, warrants, debentures and all other securities outstanding as of the Effective Date (or issuable pursuant to agreements executed prior to or on the Effective Date), (B) issued or issuable upon exercise or conversion of options, warrants, rights and all other securities granted pursuant to "employee benefit plans" (as such term is defined in the first sentence of the definition of "employee benefit plan" set forth in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Act")), (C) issued or issuable with the consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock, and (D) issued or issuable upon exercise or conversion of options, warrants and other rights to acquire, directly or indirectly, one or more of the foregoing.

                  (e) No adjustment of the Conversion Price shall be made in an amount less than $.01 per share.

                  (f) Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of the Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (g)      In case at any time:

                           (i)      the Corporation shall declare  any  dividend
upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (ii)     the Corporation shall offer for subscription
pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (iii) there shall be any  capital  reorganization  or
reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

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                           (iv)     there shall  be a voluntary  or  involuntary
dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (y) at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (z) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (y) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (z) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be, and in the case of such merger or sale, the aggregate consideration to be received by the holder of the Corporation's capital stock.

         Section 7. Status of Converted or Reacquired Shares. Any shares of Series C Preferred Stock converted into shares of Common Stock pursuant to
Section 5 hereof or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion or acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 8.        Liquidation, Dissolution or Winding Up.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders under applicable law, subject to the prior preferences and other rights of any Senior Securities but prior and in preference to any distribution to holders of the Common Stock or any Junior Securities and in parity with any distribution to holders of Parity Securities, the amount of $30.00 per share of Series C Preferred Stock, plus a sum equal to all dividends accrued on such shares (whether or not declared) and unpaid for all Dividend Periods preceding the date fixed for such liquidation, dissolution or winding up. If upon the occurrence of such event, the assets and funds to be distributed among the holders of shares of Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of shares of Series C Preferred Stock and Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be

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distributed  among the holders of shares of Series C Preferred  Stock and Parity
Securities,  pro rata, based on the respective liquidation amounts to which each
such  series  of  stock  is  entitled  by  the   Corporation's   Certificate  of
Incorporation and any certificate of designation of preferences.

                  (b) Upon the completion of the distribution required by subsection 8(a) above, if assets remain in the Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection 8(a)) and Junior Securities in accordance with the Corporation's Certificate of Incorporation, including any duly adopted certificate(s) of designation of preferences.

                  (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, exchange, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which the voting power of the Corporation is disposed of (not withstanding the fact that such disposition may be in excess of 50% of the voting power), shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 8.

         Section 9.        Redemption.

                  (a) At the option of the Corporation at any time and from time to time after the fifth anniversary of the Effective Date (or, in the case of redemption pursuant to Section 9(e), at the time provided for therein), the Series C Preferred Stock may be redeemed in full or in part for cash (subject to proportional adjustment upon the occurrence of an event specified in Section 6(b)) at (i) the price of $30.00 per share or (ii) in the event such redemption is effected pursuant to Section 9(e), then at the following prices per share:

                 $40.50 after March 1, 2001 through February 28, 2002 $39.00 after February 28, 2002 through February 28, 2003 $37.50 after February 28, 2003,

plus, in each case, an amount equal to all accrued but unpaid dividends (whether or not declared) for all Dividend Periods preceding the date fixed for redemption (the "Redemption Date"). If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion.

                  (b) Notice of redemption (the "Redemption Notice") of the Series C Preferred Stock, specifying the Redemption Date and place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed, at his address of record, not less than 30 nor more than 60 calendar days prior to the Redemption Date. The Redemption Notice shall also specify the redemption price applicable to the shares to be redeemed. If less than all the shares owned by such holder are then to be redeemed, the Redemption Notice shall also specify the number of shares thereof which are to be redeemed and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder.

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                  (c) The  Redemption  Notice  having  been given as provided in
Section 9(b), then unless the Corporation shall have defaulted in the payment of the redemption price and all accrued and unpaid dividends (whether or not declared), all rights of the holders thereof (except the right to receive the redemption price and all accrued and unpaid dividends, whether or not declared) shall cease with respect to such shares on the Redemption Date and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of Series C Preferred Stock. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (d) Except as contemplated by Section 10, shares of the Series C Preferred Stock are not subject or entitled to the benefit of a sinking fund.

                  (e) If the Corporation redeems all or any portion of the Series A Preferred Stock, the Corporation shall contemporaneously therewith redeem such number of shares of Series C Preferred Stock that it can redeem using the Parity Redemption Amount (as defined). The term AParity Redemption Amount@ means the dollar amount equal to the product obtained by (i) multiplying a fraction, the (A) numerator of which is the dollar amount (inclusive of the accrued but unpaid dividends on the Series A Preferred Stock to be paid in connection with such redemption) to be paid by the Corporation to the holders of Series A Preferred Stock in connection with such redemption of such stock and
(B) the denominator of which is equal to the total amount the Corporation would have to pay to the holders of Series A Preferred Stock (inclusive of the accrued but unpaid dividends on the Series A Preferred Stock to be paid in connection with such redemption) to redeem all the shares of Series A Preferred Stock then outstanding (without giving effect to such redemption), by (ii) the total amount the Corporation would have to pay to the holders of Series C Preferred Stock (inclusive of the accrued but unpaid dividends on the Series C Preferred Stock to be paid in connection with such redemption) to redeem all the shares of Series C Preferred Stock then outstanding at the redemption price set forth in
Section 9(a)(ii). For the purposes of this Section 9(e), the term Series A Preferred Stock includes the Preferred Stock, if any, issued pursuant to the Plan of Recapitalization.

                  (f) Notwithstanding the foregoing, if the Redemption Notice shall have been given pursuant to this Section 9 and any holder of the Series C Preferred Stock shall, prior to the close of business on the date three business days next preceding the Redemption Date, give written notice to the Corporation pursuant to Section 5 hereof of the conversion of any or all of the shares held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the redemption shall not become effective as to such shares and the conversion shall become effective as provided in Section 5.

         Section 10.       Dividend Payment Protection Fund.

                  (a) To ensure in part the payment of cash dividends on the Series C Stock, the Corporation covenants that commencing as of the Plan of Recapitalization Effective Date it will, except as otherwise provided in this
Section 10, (i) set apart (in the manner contemplated by Section 3(b)) promptly a fund (the "Dividend Payment Fund") consisting of $360,000 in cash (the "Dividend Payment Protection Amount"), and (ii) within six months following the application of all or a portion of the Dividend Payment Fund pursuant to Section 10(c) (in the manner contemplated by Section 3(b)), it will set apart, the amount so applied pursuant to Section 10(c) but only to the extent the Dividend

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Payment  Protection  Amount exceeds the amount in the Dividend  Payment Fund and subject to such further reduction as may be appropriate pursuant to Section 10(d) hereof. Notwithstanding anything to the contrary herein, the Corporation shall not be required to set apart funds with respect to dividends payable after March 1, 2004 and the maximum amount that the Corporation shall be required to set apart shall not exceed in the aggregate $0.0465 for each dollar in the principal amount of the Note (as defined) that has been paid. The term "Note" means the Limited Recourse Promissory Note in original principal amount of $7,741,378.90 issued by Energy Systems Investors, L.L.C. in favor of the Corporation.

                  (b) All funds set apart pursuant to the provisions of Section 10(a) shall be applied in accordance with the provisions of Section 10(c), provided, however, that after March 1, 2004, the Corporation may use the Dividend Payment Fund to pay any and all dividends on the Series C Preferred Stock, notwithstanding the provisions of Section 10(c) hereof.

                  (c) If on any Dividend Payment Date, the Corporation determines that the funds available to it (without recourse to the Dividend Payment Fund) are insufficient to pay the dividends required on such date to be paid with respect to the Series C Preferred Stock or that such payment out of the Corporation's funds (other than the Dividend Payment Fund) would be violative of applicable law (including creditors' rights or similar laws), the Corporation shall, except as may be otherwise required by law or its Certificate of Incorporation (which term includes any applicable certificates of designations or similar instruments), pay such dividends from the Dividend Payment Fund.

                  (d) The Corporation shall be entitled to withdraw from the Dividend Payment Fund from time to time such sums as the Board of Directors of the Corporation determines in good faith will not be required for the payment of dividends on the Series C Preferred Stock because (i) of a reduction in the number of outstanding shares of Series C Preferred Stock, (ii) the amount held in the Dividend Payment Fund exceeds the Dividend Payment Protection Amount,
(iii) the amount of dividends that must be paid with respect to all the outstanding shares of Series C Preferred Stock at the dividend rate provided for herein at any time after the date hereof through March 1, 2004 is less than the Dividend Protection Payment Amount, or (iv) the obligations of the Corporation pursuant to Section 10 hereof are otherwise secured, including without limitation, by means of a letter of credit or guaranty issued by a banking or other institution.

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

                  (e) Notwithstanding anything to the contrary herein, in the event the funds set apart pursuant to this Section 10 are insufficient to pay all applicable dividends on the Series C Preferred Stock, then such funds shall be applied to the Series C Stock on a pro-rata basis.

         Executed on this [     ] day of [               ] 200[   ].




                                          -----------------------------------
                                          Goran Mornhed, President


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